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EXECUTION COPY

AMENDMENT NO. 2 TO THE CREDIT AGREEMENT

Dated as of August 19, 2004

                        AMENDMENT NO. 2 TO THE CREDIT AGREEMENT (this "Amendment") among ALDERWOODS GROUP, INC., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the "Lenders") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent").

                  PRELIMINARY STATEMENTS:

                        (1)   WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of September 17, 2003 (such Credit Agreement, as amended, supplemented or otherwise modified through the date hereof, the "Credit Agreement"). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement;

                        (2)   WHEREAS, the Borrower desires to refinance and replace all outstanding Term Loans under the Credit Agreement with a new class of Term B1 Loans under the Credit Agreement (the "Term B1 Loans") up to an aggregate principal amount of $368 million, having identical terms with, and having the same rights and obligations under the Loan Documents, as the Term Loans, as set forth in the Loan Documents, except as such terms are amended hereby;

                        (3)   WHEREAS, each Term Lender who executes and delivers this Amendment shall be deemed, upon the effectiveness of this Amendment, to have exchanged its Term Commitment and Term Loans (which Term Commitment and Term Loans shall thereafter be deemed terminated and refinanced in full, it being understood and agreed, however, that the Term B1 Commitments and Term B1 Loans are in substitution for, but not in payment or satisfaction of, the Term Commitments and the Term Loans) for a Term B1 Commitment (a "Term B1 Commitment") and Term B1 Loans in the same aggregate principal amount as such Lender's outstanding Term Loans as set forth in Schedule 2.01 to the Credit Agreement as in effect immediately prior to the Term B1 Facility Effective Date and such Lender shall thereafter become a Term B1 Lender (each, in such capacity, a "Term B1 Lender");

                        (4)   WHEREAS, each Person who executes and delivers this Amendment as a lender other than pursuant to an exchange of term loans described in Section 2.01(a)(ii) of the Credit Agreement as amended hereby (each, in such capacity, an "Additional Term B1 Lender"), will make Term B1 Loans on the Term B1 Facility Effective Date (as defined below) (each, an "Additional Term B1 Loan") to the Borrower in an aggregate principal amount equal to the amount set forth opposite its name on Schedule 2.01 to the Credit Agreement under the caption Additional Term B1 Loans, as amended as of the Term B1 Facility Effective Date, the proceeds of which will be used by the Borrower to refinance in full the outstanding principal amount of Term Loans of Term Lenders, if any, who do not execute and deliver this Amendment, it being understood that an Additional Term B1 Lender may be a Term Lender prior to the Term B1 Facility Effective Date;

                        (5)   WHEREAS, the proceeds of the Term B1 Loans and the Additional Term B1 Loans shall be used by the Borrower to refinance and replace the Term B Facility and finance in part the repurchase and prepayment of the Seven Year Notes and the Bridge Facility and to pay related transaction fees and expenses;

                        (6)   WHEREAS, the Borrower shall pay to each Term Lender all accrued and unpaid interest on its Term Loans to the Term B1 Facility Effective Date on such Term B1 Facility Effective Date;

                        (7)   WHEREAS, as a result of the above-described amendments, the Borrower will no longer need the $25 million Additional Term Loan Facility and desires that the terms and provisions pertaining to such facility be deleted from the Credit Agreement;

                        (8)   WHEREAS, the Borrower further desires to reduce the Applicable Rate payable in respect of Term B1 Loans in the event the Consolidated Leverage Ratio of the Borrower is less than or equal to a specified amount;

                        (9)   WHEREAS, the Borrower further desires to increase the Revolving Credit Commitments by an aggregate principal amount of $25 million;

                        (10)   WHEREAS, the Borrower further desires to increase the Letter of Credit Sublimit from $20 million to $25 million;

                        (11)   WHEREAS, the Borrower further desires to obtain the flexibility to repurchase shares of its common stock up to an agreed-upon limit and subject to compliance with a specified leverage ratio;

                        (12)   WHEREAS, the Borrower further desires to obtain the flexibility to declare and pay dividends on its common stock up to an agreed-upon limit;

                        (13)   WHEREAS, the Borrower further desires to obtain the flexibility for one of its Loan Party Subsidiaries to make payment on an intercompany note payable to a non-Loan Party Subsidiary up to an agreed-upon limit;

                        (14)   WHEREAS, the Borrower further desires to amend the Credit Agreement to increase the amount of consideration permitted to be paid by the Borrower in its investment covenant for investments consisting of purchases of all of the equity interests or substantially all of the property or assets of a Person from an aggregate of $20 million to an aggregate of $40 million (consisting of $20 million of cash and $20 million of stock) with an increase of up to $40 million for a total aggregate amount of $80 million (consisting of $40 million of cash and $40 million of stock) to the extent the Consolidated Leverage Ratio of the Borrower and its Subsidiaries after giving pro forma effect to any such investment is less than 4.00:1.00;

                        (15)   WHEREAS, the Borrower has requested that certain statutory liens of its insurance company subsidiaries and certain investments by its insurance company subsidiaries that are permitted under applicable law and consistent with past practice be permitted under the Credit Agreement;

                        (16)   WHEREAS, the Borrower has requested a clarifying change in the Credit Agreement that only after-acquired non-cemetery property be pledged under the Loan Documents;

                        (17)   WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement (i) to effect the changes described above and (ii) to make other amendments as described below; and

                        (18)   WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain respects as set forth below.

                                    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

                        SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

                        (a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

                        "Additional Term B1 Commitment" means, as to each Additional Term B1 Lender, the commitment of such Additional Term B1 Lender to make Additional Term B1 Loans on the Term B1 Facility Effective Date, in an amount in US Dollars set forth next to the name of such Additional Term B1 Lender on Schedule 2.01 thereto under the caption "Additional Term B1 Commitment".

                        "Additional Term B1 Lender" means a Person with an Additional Term B1 Commitment to make Additional Term B1 Loans to the Borrower on the Term B1 Facility Effective Date, it being understood that an Additional Term B1 Lender may be a Term Lender.

                        "Additional Term B1 Loan" means a term loan or term loans in US Dollars made pursuant to Section 2.01(a)(iii) of this Agreement on the Term B1 Facility Effective Date.

                        "New Senior Notes" means the $200 million senior unsecured notes issued pursuant to the indenture dated as of August 19, 2004 between the Borrower and Wells Fargo Bank, National Association, as trustee.

                        "Second Amendment" means the Second Amendment to this Agreement, dated as of August 19, 2004, among the Borrower, the Administrative Agent and the Lenders party thereto.

                        "Second Amendment Effective Date" is defined in Section 3 of the Second Amendment.

                        "Term B1 Borrowing" means a borrowing consisting of simultaneous Term B1 Loans of the same Type made by the Term B1 Lenders.

                        "Term B1 Facility" means, at any time, the aggregate Term B1 Loans of all Lenders at such time.

                        "Term B1 Facility Effective Date" is defined in Section 3 of the Second Amendment.

                        "Term B1 Lender" means, collectively, (a) each Term Lender that executes and delivers the Second Amendment on or prior to the Term B1 Facility Effective Date and (b) each Additional Term B1 Lender.

                        "Term B1 Loan" means a term loan or term loans in US Dollars made pursuant to Sections 2.01(a)(i) or 2.01(a)(iii) or deemed made pursuant to Section 2.01(a)(ii).

                        (b)   Section 1.01 of the Credit Agreement is hereby further amended as follows:

                        (i)    Section 1.01 of the Credit Agreement is hereby further amended by amending and restating subclause (a) in the definition of "Applicable Rate" in its entirety with the following:

              "(a)    with respect to Term B1 Loans, a percentage per annum equal to (i) for Eurodollar Rate Loans, the Eurodollar Rate then in effect for such Term B1 Loans plus 2.75% and (ii) for Base Rate Loans, the Base Rate then in effect for such Term B1 Loans plus 1.75%; provided, that such percentages shall reduce to 2.50% for Eurodollar Rate Loans and 1.50% for Base Rate Loans if the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) is less than or equal to 4.00:1.00 (it being understood that any decrease in the Applicable Rate resulting from a change in Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date such Compliance Certificate is delivered pursuant to Section 6.02(b))"

                        (ii)   By amending and restating subclause (a) in the definition of "Appropriate Lender" to read in full as follows:

      "(a) with respect to the Term B1 Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time,".

                        (iii)  By deleting clause (b) of the definition of "Availability Period" and substituting the following therefor:

      "(b) in the case of the Term B1 Facility, the earliest of (i) the Term B1 Facility Effective Date, (ii) the date of termination of the Term B1 Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Term B1 Lender to make Term B1 Loans pursuant to Section 8.02."

                        (iv)  By deleting the definition of "Commitment" in its entirety and inserting the following definition in its place:

      "Commitment" means a Term B1 Commitment, an Additional Term B1 Commitment or a Revolving Credit Commitment, as the context may require."

                        (v)   By amending and restating clause (v) in the definition of "Consolidated EBITDA", and adding a new clause (vi), as follows:

      "(v) all noncash losses and noncash charges otherwise deducted from the determination of Consolidated Net Income for such period (other than any such noncash losses or noncash charges that require an accrual or reserve for cash charges or cash expenses paid or payable (or to be paid or payable) at any time during such period and (vi) any write-downs or write-offs in an amount not to exceed (A) $10,000,000 for the last two fiscal quarters of 2003, (B) $23,100,000 for the first two fiscal quarters of 2004, (C) $15,000,000 for the last two fiscal quarters of 2004 and for the fiscal year 2005 and (D) $15,000,000 in any fiscal year thereafter, in each case, to the extent deducted from the determination of Consolidated Net Income for such period and"

                        (vi)  By amending the definition of "Consolidated Fixed Charge Coverage Ratio" to delete mandatory prepayments, repurchases, redemptions and similar acquisitions for value from the calculation of Consolidated Fixed Charge Coverage Ratio by deleting the phrase "and all required prepayments, repurchases, redemptions or similar acquisitions for value" from the definition thereof.

                        (vii)   By amending the definition of "Consolidated Interest Charges" to exclude any tender or optional redemption premium, transaction fees and expenses in connection with the prepayment, repurchase and redemption of the Seven Year Notes from the definition of Consolidated Interest Charges by adding the following proviso at the end thereof:

      "; provided, however, that any tender or optional redemption premium or transaction fees and expenses associated with the prepayment, repurchase and redemption of the Seven Year Notes shall be excluded from the definition of Consolidated Interest Charges."

                        (viii)   By amending and restating the definition of "Facility" to read in full as follows:

      "Facility" means the Term B1 Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require."

                        (ix)  By deleting the definition of "Lender" in its entirety and inserting the following definition in its place:

      "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender."

                        (x)   By amending the definition of "Letter of Credit Sublimit" to delete the reference to "20,000,000" and substitute "25,000,000" therefor.

                        (xi)  By amending the definition of "Loan Documents" to delete each reference to "each Term Loan Assumption Agreement."

                        (xii) By deleting the definition of "Maturity Date" in its entirety and inserting the following definition in its place:

      "Maturity Date" means, (a) with respect to the Revolving Credit Facility, the earlier of (i) the fifth anniversary of the Effective Date and (ii) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06 or 8.02 and (b) with respect to the Term B1 Facility, the earlier of (i) the sixth anniversary of the Effective Date and (ii) the date of termination in whole of the Term B1 Commitments pursuant to Section 2.06 or 8.02."

                        (xiii)   By amending the definition of "Net Cash Proceeds" to add the following proviso immediately before the "and" at the end of clause (a) thereof:

                        "provided, further, however, that the amount of Net Cash Proceeds received in connection with the sale of the outstanding stock of Security Plan Life shall be deemed to be reduced by the amount of debt payable to Security Plan Life by Alderwoods (Louisiana), Inc. that is permitted to be prepaid under Section 7.16 hereof,"

                        (xiv)   By amending and restating the definition of "Term Borrowing" to read in full as follows:

                        "Term Borrowing" means a Term B1 Borrowing."

                        (xv)   By deleting the definition of "Term Commitment" in its entirety and inserting the following definition in its place:

      "Term B1 Commitment" means, as to each Term B1 Lender at any time, its obligations to make Term B1 Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 hereto under the caption "Total Term B1 Commitment" or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement."

                        (xvi)   By amending and restating the definition of "Term Facility" to read in full as follows:

      "Term Facility" means the aggregate Term Loans of all Lenders immediately prior to the Term B1 Facility Effective Date."

                        (xvii)   By amending and restating the definition of "Term Lender" to read in full as follows:

      "Term Lender" means, any Lender that had outstanding Term Loans immediately prior to the Term B1 Facility Effective Date in such capacity."

                        (xviii)   By amending and restating the definition of "Term Loan" to read in full as follows:

      "Term Loan" means an advance made by any Term Lender under the Term Facility prior to the Term B1 Facility Effective Date."

                        (xix)   By deleting the definition of "Term Note" in its entirety and inserting the following definition in its place:

      "Term B1 Note" means a promissory note of the Borrower payable to the order of any Term B1 Lender, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B1 Loans made or deemed made by such Lender, as amended."

            (ix) By deleting each of the following defined terms in their entirety that relate to the $25 million Additional Term Facility that is no longer needed: "Additional Term Amount", "Additional Term Commitment", "Additional Term Commitment Effective Date", "Additional Term Facility", "Additional Term Lenders", "Additional Term Loan", "Additional Term Loan Assumption Agreement", "Additional Term Loan Drawing Period" and "Additional Term Loan Notice."

                        (c)   Article II of the Credit Agreement is hereby amended by deleting Section 2.01(a)(ii) in its entirety and adding the following new subsections (ii) through (vi) after Section 2.01(a)(i):

            "(ii) Exchange. Subject to the terms and conditions hereof, each Term Lender with a Term B1 Commitment severally agrees to exchange its Term Loans for a like principal amount in US Dollars of Term B1 Loans on the Term B1 Facility Effective Date, and from and after the Term B1 Facility Effective Date such Term Loan shall be deemed refinanced in full and such Term B1 Loans shall be deemed made hereunder.

                (iii)  The Additional Term B1 Loans.    Subject to the terms and conditions hereof, each Additional Term B1 Lender severally agrees to make Additional Term B1 Loans in US Dollars to the Borrower on the Term B1 Facility Effective Date in a principal amount not to exceed its Additional Term B1 Commitment on the Term B1 Facility Effective Date. The Borrower shall refinance all Term Loans of Term Lenders that do not execute and deliver the Second Amendment on the Term B1 Facility Effective Date with the gross proceeds of the Additional Term B1 Loans.

                (iv)  Application of Proceeds of Term B1 Loans.    The Borrower hereby irrevocably authorizes and directs the Administrative Agent to apply the proceeds of the Term B1 Loans made on the Term B1 Facility Effective Date to the redemption and repayment of the tendered Seven Year Notes and the Bridge Facility. It is the intention of the Borrower, the Administrative Agent and the Lenders party hereto that each of the making of the Term B1 Loans on the Term B1 Facility Effective Date, the issuance of the New Senior Notes, the redemption and repayment of the tendered Seven Year Notes and the repayment of the Bridge Facility shall occur substantially contemporaneously and, to the extent the foregoing shall happen substantially contemporaneously, they will be deemed to have occurred at the same time for purposes of Section 7.02(a)(B) of the Credit Agreement (even if the proceeds from the Term B1 Loans and the issuance of the New Senior Notes have not reached the respective accounts of the holders of the tendered Seven Year Notes and the lenders under the Bridge Facility until the next Business Day, so long as such funds were wired as promptly as possible to such holders and lenders on the Term B1 Facility Effective Date). If for any reason there is a delay between (x) the time of funding the Term B1 Loans and the issuance of the New Senior Notes on the Term B1 Facility Effective Date and (y) the wiring of such funds to the holders of the tendered Seven Year Notes and the lenders under the Bridge Facility, the Borrower hereby agrees that the proceeds of the Term B1 Loans shall remain in an account under the sole dominion and control of the Administrative Agent until such time as the Borrower directs the funds to be forwarded to the holders of the tendered Seven Year Notes and the lenders under the Bridge Facility (which the Administrative Agent agrees to do at such time). Any such delay shall not give rise to a Default under the provision in Section 7.02(a)(B) of the Credit Agreement that limits the amount of indebtedness permitted thereunder to $375,000,000, so long as such delay is of a technical or ministerial or otherwise non-material nature and the holders of the tendered Seven Year Notes and the lenders under the Bridge Facility receive payment in full within 36 hours from the time of funding of the Term B1 Loans (or, if the expiration of such period is not prior to 5:00 p.m. on a Business Day, by 1:00 p.m. on the next succeeding Business Day).

                (v)   Interest.    On the Term B1 Facility Effective Date the Borrower shall pay all accrued and unpaid interest on the Term Loans to the Term Lenders; provided, however, it is understood that the existing Interest Periods of the Term Loans prior to the Term B1 Facility Effective Date shall continue on and after the Term B1 Facility Effective Date and shall accrue interest at the Applicable Margin in effect on and after the Term B1 Facility Effective Date.

                (vi)  Modification of References.    Upon the Term B1 Facility Effective Date, the Term B1 Loans shall have the same terms, rights and obligations as the Term Loans as set forth in the Loan Documents, except as modified by the Second Amendment, and all references to "Term Loans", "Term Commitment", "Term Facility", "Term Note", "Term Lenders" and "Term Borrowings" in the Loan Documents shall be deemed to be references to "Term B1 Loans", "Term B1 Commitment", "Term B1 Facility", "Term B1 Note", "Term B1 Lenders" and "Term B1 Borrowings", respectively."

                (d)   Article II of the Credit Agreement is hereby further amended to permit the Borrower to apply optional prepayments in order of maturity for the next succeeding six fiscal quarters by amending Section 2.05(a)(i) to delete the reference to "four" in the last sentence thereof and substitute "six" therefor.

                (e)   Article II of the Credit Agreement is hereby further amended by amending Section 2.05(a)(i) to delete the clause "on a pro rata basis" in the last sentence thereof and substitute "in the inverse order of maturity" therefor.

                (f)    Article II of the Credit Agreement is hereby further amended by amending and restating clause (5) of Section 2.05(b)(ii) to read in full as follows:

            "(5) Net Cash Proceeds from the sale of Security Plan Life in an amount not to exceed the lesser of $25,000,000 or 40% of the Net Cash Proceeds may be used solely to recapitalize Mayflower National; provided, that Net Cash Proceeds from the sale of Security Plan Life or from the sale of substantially all of the stock or assets of any other insurance company Subsidiary of the Borrower shall not be required to be applied as a prepayment hereunder if the Borrower does not receive the requisite regulatory approvals to receive such proceeds from Security Plan Life or from the sale of the stock or assets of such other insurance company Subsidiary, provided, further, that any such proceeds shall be subject to prepayment to the extent such regulatory approvals are later obtained."

                (g)   Article II of the Credit Agreement is hereby further amended to permit the Borrower to apply mandatory prepayments from the sales of accounts receivable in order of maturity for the next succeeding six fiscal quarters by amending Section 2.05(b)(vi) to delete the reference to "four" in the proviso thereof and substitute "six" therefor and to delete the clause "on a pro rata basis" and substitute "in the inverse order of maturity" therefor.

                (h)   Article II of the Credit Agreement is hereby further amended to permit the Borrower to apply other mandatory prepayments in order of maturity for the next succeeding six fiscal quarters by amending Section 2.05(b)(viii) to delete the reference to "four" therein and substitute "six" therefor and to delete the clause "on a pro rata basis" and substitute "in the inverse order of maturity" therefor.

                (i)    Article II of the Credit Agreement is hereby further amended by amending and restating Section 2.07(a) to read in full as follows:

                "(a) Term B1 Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B1 Lenders the aggregate principal amount of all Term B1 Loans outstanding on the last Business Day of each fiscal quarter set forth below in an amount equal to the percentage set forth opposite such dates of the aggregate outstanding principal amount of the Term B1 Loans as of the Term B1 Facility Effective Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
Fiscal quarter ending October 9, 2004	0.25%
Fiscal quarter ending January 1, 2005	0.25%
Fiscal quarter ending March 26, 2005	0.25%
Fiscal quarter ending June 18, 2005	0.25%
Fiscal quarter ending October 8, 2005	0.25%
Fiscal quarter ending December 31, 2005	0.25%

Date	Amount
Fiscal quarter ending March 25, 2006	0.25%
Fiscal quarter ending June 17, 2006	0.25%
Fiscal quarter ending October 7, 2006	0.25%
Fiscal quarter ending December 30, 2006	0.25%
Fiscal quarter ending March 24, 2007	0.25%
Fiscal quarter ending June 16, 2007	0.25%
Fiscal quarter ending October 6, 2007	0.25%
Fiscal quarter ending December 29, 2007	0.25%
Fiscal quarter ending March 22, 2008	0.25%
Fiscal quarter ending June 14, 2008	0.25%
Fiscal quarter ending October 4, 2008	0.25%
Fiscal quarter ending December 27, 2008	0.25%
Fiscal quarter ending March 21, 2009	0.25%
Fiscal quarter ending June 13, 2009	0.25%
Maturity Date	95% (or, if different, the percentage representing the then Outstanding Amount of all Term B1 Loans)

                        (j)    Article II of the Credit Agreement is hereby further amended by deleting Section 2.14 in its entirety, which section pertained to the $25 million Additional Term Facility that is no longer needed.

                        (k)   Article VI of the Credit Agreement is hereby amended by adding the following sentences at the end of the Use of Proceeds covenant in Section 6.11:

      "Proceeds from the Term B1 Loans shall be used solely to refinance and replace the Term Loans and to repurchase and prepay the Seven Year Notes and the Bridge Facility and pay any tender or optional redemption premium and transaction fees and expenses in connection therewith."

                        (l)    Article VI of the Credit Agreement is hereby further amended by deleting the phrase "the acquisition of any property by any Loan Party" in the first paragraph of Section 6.12 and substituting the phrase "the acquisition of any non-cemetery property by any Loan Party" therefor.

                        (m)  Article VI of the Credit Agreement is hereby further amended by reducing the percentage of fixed interest rate hedging required by the Interest Rate Hedging covenant by deleting the reference to "45%" in Section 6.17 and substituting "35%" therefor.

                        (n)   Article VII of the Credit Agreement is hereby amended by amending Section 7.01 by deleting the "." at the end of clause (k) and substituting "; and" therefor and adding a new Section 7.01(l) that reads in full as follows:

                                "(l) statutory liens on the property and assets of any insurance company subsidiary of the Borrower securing the ordinary course insurance-related obligations of such insurance company subsidiary."

                        (o)   Article VII of the Credit Agreement is hereby further amended by amending and restating Section 7.02(a)(B) to read in full as follows:

                      "(B) Indebtedness evidenced by or arising under the Seven Year Notes, the Subordinated Notes and the Bridge Facility, and Indebtedness evidenced by the New Senior Notes which are issued after or in connection with the planned repurchase or redemption (and retirement) of each of the foregoing, provided that the aggregate amount of all of the foregoing Indebtedness at any time outstanding does not exceed $375,000,000 (except as expressly permitted by Section 2.01(a)(iv))."

                        (p)   Article VII of the Credit Agreement is hereby further amended by amending and restating Section 7.03(h)(D) to read in full as follows:

            "(D) the total consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall consist of (i) not more than $20,000,000 in cash and (ii) capital stock of the Borrower with a fair market value of not more than $20,000,000 (such value to be determined at the time the Investment is made); provided that, if the Consolidated Leverage Ratio of the Borrower and its Subsidiaries after giving pro forma effect to any such Investment is less than 4:00:1:00, such amount shall be increased by an additional $40,000,000 consisting of (i) up to $40,000,000 in cash and (ii) capital stock of the Borrower with a fair market value of up to $40,000,000 (such value to be determined at the time the Investment is made)."

                        (q)   Article VII of the Credit Agreement is hereby further amended by deleting the "." at the end of Section 7.03(o) and substituting ";" therefor and adding a new Section 7.03(p) that reads in full as follows:

                        "(p) Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents), consisting of commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-2" (or the then equivalent grade) by Moody's or at least "A-2" (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof, in an aggregate principal amount at any time outstanding not to exceed $10 million; and"

                        (r)   Article VII of the Credit Agreement is hereby further amended by adding a new Section 7.03(q) that reads in full as follows:

                        "(q) Investments in securities permitted by applicable law by any insurance company subsidiary of the Borrower in the ordinary course of its business and consistent with past practice; provided, that each such Investment shall be made pursuant to and in accordance with the terms of one or more investment policies approved by the Board of Directors of the Borrower."

                        (s)   Article VII of the Credit Agreement is hereby further amended by adding a new Section 7.06(f) that reads in full as follows:

            "(f)    the Borrower may repurchase shares of its common stock in an amount not to exceed $10 million in any 12 month period and $25 million in the aggregate (in each case, valued as of the date of purchase); provided, that the Consolidated Leverage Ratio both before and after giving effect to such repurchase is less than 4.50:1.00; provided, further, that to the extent the Consolidated Leverage Ratio both before and upon giving effect to any such repurchase is less than 3.25:1.00, the $10 million limit referenced above shall increase to $15 million and the $25 million limit referenced above shall increase to $50 million."

                        (t)    Article VII of the Credit Agreement is hereby further amended by adding a new Section 7.06(g) that reads in full as follows:

            "(g) the Borrower may declare and make dividend payments on its common stock beginning two years prior to the Maturity Date in respect of the Term B1 Facility; provided that the amount of such dividends in any fiscal year shall not exceed 10% of the prior fiscal year's Consolidated Net Income; provided, however, that if, for any fiscal year in which such dividend payments are permitted, the 10% amount of Consolidated Net Income referred to above exceeds the aggregate amount of dividend payments made by the Borrower during such fiscal year (the amount of such excess being the "Excess Amount"), the Borrower shall be entitled to make additional dividend payments in the immediately succeeding fiscal year in an amount equal to such Excess Amount."

                        (u)   Article VII of the Credit Agreement is hereby further amended by adding a new Section 7.06(h) that reads in full as follows:

            "(h) Alderwoods (Louisiana), Inc. may make payment on its note payable to Security Plan Life in an amount not to exceed $4 million in connection with the sale of Security Plan Life."

                        (v)   Article VII of the Credit Agreement is hereby further amended by amending Section 7.12 to (i) add the Fiscal Years 2008 and 2009 to the Capital Expenditures chart under the column entitled "Fiscal Year" and to add the corresponding amount of "$35,000,000" for each such Fiscal Year and (ii) delete the reference to "2007" in the first proviso after the Capital Expenditures chart and substitute "2009" therefor.

                        (w)  Article VII of the Credit Agreement is hereby further amended by deleting the following phrase from Section 7.16(iii):

            "or with the proceeds of Additional Term Loans in accordance with Section 2.14(a) or with the proceeds of Revolving Credit Advances (but solely to the extent Revolving Credit Advances are permitted for such use in Section 2.14(a) and this Section 7.16)."

                        (x)   Article VII of the Credit Agreement is hereby further amended by adding a new subsection (iv) immediately after Section 7.16(iii) that reads in full as follows:

                        "and (iv) the prepayment by Alderwoods (Louisiana), Inc. of its note payable to Security Plan Life in an amount not to exceed $4 million in connection with the sale of the outstanding stock of Security Plan Life,"

                        (y)   Article VII of the Credit Agreement is hereby further amended by deleting the last sentence of Section 7.16 in its entirety.

                        (z)   Exhibit C-1 is amended and restated in full in the form of new Exhibit C-1, attached hereto as Exhibit A.

                        SECTION 2. Amendment to Schedule 2.01. Upon the effectiveness of this Amendment, Schedule 2.01 to the Credit Agreement shall be amended to reflect the allocations of the Lender Parties as of the Term B1 Facility Effective Date (as defined below).

                        SECTION 3. Conditions of Effectiveness. (a) This Amendment shall become effective as of the date first written above (the "Second Amendment Effective Date") when the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment and the Consent attached hereto executed by each of the Loan Parties (other than the Borrower) and Section 1 and Section 2 (except to the extent set forth in Section 3(b) below) shall become effective as of the date first written above when, and only when, the Borrower shall have paid all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent invoiced to the Borrower in reasonable detail) incurred in connection with the preparation, negotiation and execution of this Amendment.

                                (b)    The portions of this Amendment relating to the refinancing and replacement of the Term Facility with the Term B1 Facility shall become effective as of the date (the "Term B1 Facility Effective Date") when, and only when, each of the following conditions set forth in this Section 3(b) shall have been satisfied to the satisfaction of the Administrative Agent:

                      (i)        Second Amendment Effective Date.    The Second Amendment Effective Date shall have occurred.

                      (ii)        Issuance of New Senior Notes.    The Borrower shall have received $200 million in gross proceeds from the issuance and sale of the New Senior Notes.

                      (iii)        Execution of Counterparts.    The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of each of the (a) Borrower, (b) the Administrative Agent, (c) the Required Lenders, (d) each Term Lender, or in lieu of one or more Term Lenders, one or more Additional Term B1 Lenders providing Additional Term B1 Commitments in an amount sufficient to refinance all of the principal of the Term Loans owed to such non-consenting Term Lenders and in an additional aggregate principal amount of $175 million, or as to any of the foregoing parties, advice reasonably satisfactory to the Administrative Agent that each of the foregoing parties has executed a counterpart of this Amendment.

                      (iv)        Committed Loan Notice.    The Borrower shall have provided the Administrative Agent with a Committed Loan Notice in accordance with the requirements of Section 2.02(a) of the Credit Agreement prior to the Term B1 Facility Effective Date with respect to the borrowing of the Additional Term B1 Advances on the Term B1 Facility Effective Date.

                      (v)        Payment of Fees and Expenses.    The Borrower shall have paid all expenses (including the reasonable fees and expenses of Shearman & Sterling LLP invoiced in reasonable detail) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and other matters relating to the Credit Agreement from and after the last invoice to the extent invoiced.

                      (vi)        Evidence of Debt.    Each Term B1 Lender shall have received, if requested, one or more Notes payable to the order of such Lender duly executed by the Borrower in substantially the form of Exhibit C-1 to the Credit Agreement, as modified by this Amendment, evidencing the Term B1 Loans.

                      (vii)        Interest, Etc.    Simultaneously with the making of the Term B1 Loans, the Borrower shall have paid to all the Term Lenders all accrued and unpaid interest on the Term Advances to the Term B1 Facility Effective Date plus additional amounts, if any, owing pursuant to Section 3.05 of the Credit Agreement.

                      (viii)        Execution of Consent.    The Administrative Agent shall have received counterparts of a Consent substantially in the form of Exhibit A to this Amendment, duly executed by each of the entities signatory thereto.

                      (ix)        Resolutions.    The Administrative Agent shall have received certified copies of (A) the resolutions of the Board of Directors of (1) the Borrower evidencing approval for this Amendment and all matters contemplated hereby and (2) each other Loan Party evidencing approval of the Consent and the matters contemplated hereby and thereby and (B) all documents evidencing other necessary corporate action and governmental and other third party approvals and consents if any, with respect to this Amendment, the Consent and the matters contemplated hereby and thereby.

                      (x)        Certificates.    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or another Responsible Officer) of the Borrower on behalf of itself and each other Loan Party certifying (A) the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Amendment and the Consent and the other documents to be delivered hereunder and thereunder, (B) that no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any third party to any agreements and instruments of any Loan Party is required for the due execution, delivery or performance by the Loan Parties of this Amendment and the Consent, (C) the representations and warranties contained in Section 4 of this Amendment, in Article V of the Credit Agreement and in any other Loan Document are true and correct (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and (D) no event has occurred and is continuing that constitutes a Default.

                      (xi)        Legal Opinion.    A favorable opinion of Jones Day, counsel for the Loan Parties, to the effect that this Amendment and the Consent have been duly authorized, executed and delivered by the Loan Parties and confirming the opinions of such counsel dated September 29, 2003 pursuant to Section 4.01(a)(vii) of the Credit Agreement that have been reasonably requested by the Administrative Agent to be so confirmed, with references therein to the "Credit Agreement" to mean the Credit Agreement, as amended by this Amendment, and with references therein to the "Notes" to mean the Notes, as amended by this Amendment.

                      (xii)        Legal Details, Etc.    All documents executed or submitted pursuant hereto shall be satisfactory in form and substance to the Administrative Agent and Shearman & Sterling LLP as counsel. The Administrative Agent and its counsel shall have received all information and such counterpart originals or such certified or other copies or such materials as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the transactions contemplated by this Amendment shall be satisfactory to the Administrative Agent and its counsel.

                      (xiii)        No Default.    No Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Agreement.

                        SECTION 4.     Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                            (a)    The execution, delivery and performance by each Loan Party of this Amendment and each Loan Document as amended by the Amendment, are within such Loan Party's corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries other than as contemplated hereby or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

                            (b)    This Amendment and the consent attached hereto, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Amendment and the consent attached hereto, when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

                        SECTION 5.     Conditions Subsequent Relating to the Mortgaged Properties. Within 90 days after the Term B1 Facility Effective Date (which time period may be extended by an additional 60 days in the sole discretion of the Administrative Agent), Borrower shall, and shall cause each Subsidiary to, furnish to the Administrative Agent:

                            (a)    evidence that mortgage amendments (the "Mortgage Amendments"), with respect to the Mortgages (other than the Mortgages affecting properties to be encumbered by New Mortgages pursuant to Paragraph (b) below), have been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and are in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable;

                            (b)    evidence that new mortgages (the "New Mortgages"), relating to Mortgaged Property located in the State of New York and such other states as may be deemed necessary or desirable by the Administrative Agent (following consultation with local counsel) have been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and are in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable;

                            (c)    record owner and lien searches with respect to each of the Mortgaged Properties confirming ownership of each Mortgaged Property by the Subsidiary party to the Mortgage affecting such Mortgaged Property and showing no Liens of record other than those created by or permitted under the terms of the Mortgages or the New Mortgages;

                            (d)    date-down endorsements to the title insurance policies with respect to the following Mortgaged Properties: Site 3233 in Wilmette, Illinois, Site 2684 in Moss Point, Mississippi, Site 3538 in Lancaster, South Carolina, and Site 3009 in Kennesaw, Georgia;

                            (e)    such advice from local counsel retained by the Borrower in each of Alabama, Florida, Georgia, Kansas, Minnesota, New York, Oklahoma, Tennessee and Virginia as may be reasonably required by the Administrative Agent;

                            (f)    a favorable legal opinion from Jones Day in New York with respect to the enforceability and perfection of the New Mortgages relating to Mortgaged Properties located in the State of New York; and

                            (g)    evidence that all expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgage Amendments and New Mortgages, including, without limitation, reasonable attorneys' fees (invoiced in reasonable detail), filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the New Mortgages and the other matters described in this Section 5.

                        SECTION 6.     Reference to and Effect on the Credit Agreement, the Notes and the Loan Documents. (a) On and after each of the Second Amendment Effective Date and the Term B1 Facility Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

                        (b)    The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (except to the extent limited by the terms of the Collateral Documents) of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

                        (c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

                        SECTION 7.     Costs, Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent invoiced to the Borrower in reasonable detail) in accordance with the terms of Section 10.04 of the Credit Agreement.

                        SECTION 8.     Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

                        SECTION 9.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALDERWOODS GROUP, INC.

By:
Name: Kenneth Sloan Title: Executive Vice President and Chief Financial Officer

[Please type or print name of institution]

By
Title:

CONSENT

Dated as of August 19, 2004

        Each of the undersigned, hereby consents to the foregoing Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, and (b) the Collateral Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein) except to the extent limited by the terms of the Collateral Documents.

Each of the Loan Parties listed on Annex A hereto

By:
Name: Title: Authorized Signatory

ALDERWOODS (TEXAS), L.P. By: Alderwoods (Partner), Inc., its general partner

By:
Name: Title: Authorized Signatory

DIRECTORS (TEXAS), L.P. By: DSP General Partner, Inc., its general partner

By:
Name: Title: Authorized Signatory

ANNEX A

ALABAMA
Advanced Planning (Alabama), Inc.

ALASKA
Alderwoods (Alaska), Inc.

ARIZONA
Alderwoods (Arizona), Inc.
Phoenix Memorial Park Association

ARKANSAS
Alderwoods (Arkansas), Inc.

CALIFORNIA
Advance Funeral Insurance Services
Alderwoods (Texas), Inc.
Alderwoods Group (California), Inc.
Directors Succession Planning II, Inc.
Directors Succession Planning, Inc.
DSP General Partner II, Inc.
Earthman LP, Inc.
Universal Memorial Centers V, Inc.
Universal Memorial Centers VI, Inc.
Whitehurst-Lakewood Memorial Park and Funeral Service
A.L. Cemetery
Colton Funeral Chapel, Inc.
Custer Christiansen Covina Mortuary, Inc.
Dimond Service Corporation
Glasband-Malinow-Weinstein Mortuary, Inc.
Glasband-Willen Mortuaries
Grove Colonial Mortuary, Inc.
Harbor Lawn Memorial Park, Inc.
Home of Peace Memorial Park and Mausoleum, Inc.
Neel Funeral Directors, Inc.
RH Mortuary Corporation
Richardson-Peterson Mortuary, Inc.
San Fernando Mortuary, Inc.
White Funeral Home, Inc.
Workman Mill Investment Company

COLORADO
Alderwoods (Colorado), Inc.

CONNECTICUT
Alderwoods (Connecticut), Inc.

DELAWARE
Administration Services, Inc.
Alderwoods (Alabama), Inc.
Alderwoods (Commissioner), Inc.
Alderwoods (Delaware), Inc.
Alderwoods (Mississippi), Inc.
American Burial and Cremation Centers, Inc.
DSP General Partner, Inc.
H.P. Brandt Funeral Home, Inc.
Lienkaemper Chapels, Inc.
Osiris Holding Corporation
RH Cemetery Corp.
RH Satellite Properties Corp.
Rose Hills Company
Rose Hills Holdings Corp.

FLORIDA
Coral Ridge Funeral Home and Cemetery, Inc.
Funeral Services Acquisition Group, Inc.
Garden Sanctuary Acquisition, Inc.
Kadek Enterprises of Florida, Inc.
Levitt Weinstein Memorial Chapels, Inc.
MHI Group, Inc.
Naples Memorial Gardens, Inc.
Osiris Holding of Florida, Inc.
Security Trust Plans, Inc.

GEORGIA
Advanced Planning of Georgia, Inc.
Alderwoods (Georgia), Inc.
Alderwoods (Georgia) Holdings, Inc.
Green Lawn Cemetery Corporation
Poteet Holdings, Inc.
Southeastern Funeral Homes, Inc.

IDAHO
Alderwoods (Idaho), Inc.

ILLINOIS
Alderwoods (Chicago Central), Inc.
Alderwoods (Chicago North), Inc.
Alderwoods (Chicago South), Inc.
Alderwoods (Illinois), Inc.
Chapel Hill Memorial Gardens & Funeral Home Ltd.
Chicago Cemetery Corporation
Elmwood Acquisition Corporation
Mount Auburn Memorial Park, Inc.
Pineview Memorial Park, Inc.
Ridgewood Cemetery Company, Inc.
Ruzich Funeral Home, Inc.
The Oak Woods Cemetery Association
Woodlawn Cemetery of Chicago, Inc.
Woodlawn Memorial Park, Inc.

INDIANA
Advance Planning of America, Inc.
Alderwoods (Indiana), Inc.
Ruzich Funeral Home, Inc.

IOWA
Alderwoods (Iowa), Inc.

KANSAS
Alderwoods (Kansas), Inc.

KENTUCKY
Alderwoods (Partner), Inc.

LOUISIANA
Alderwoods (Louisiana), Inc.

MARYLAND
Alderwoods (Maryland), Inc.

MASSACHUSETTS
Alderwoods (Massachusetts), Inc.
Doba Haby Insurance Agency, Inc.

MICHIGAN
Alderwoods (Michigan), Inc.
AMG, Inc.
WMP, Inc.

MINNESOTA
Alderwoods (Minnesota), Inc.

MISSISSIPPI
Family Care, Inc.
Stephens Funeral Fund, Inc.

MISSOURI
Alderwoods (Missouri), Inc.

MONTANA
Alderwoods (Montana), Inc.

NEVADA
Alderwoods (Nevada), Inc.

NEW HAMPSHIRE
Robert Douglas Goundrey Funeral Home, Inc.
St. Laurent Funeral Home, Inc.
ZS Acquisition, Inc.

NEW MEXICO
Alderwoods (New Mexico), Inc.

NEW YORK
Alderwoods (New York), Inc.
Northeast Monument Company, Inc.

NORTH CAROLINA
Alderwoods (North Carolina), Inc.
Carothers Holding Company, Inc.
Lineberry Group Inc.
MFH, L.L.C.
Reeves, Inc.
Westminster Gardens, Inc.

OHIO
Alderwoods (Ohio) Cemetery Management, Inc.
Alderwoods (Ohio) Funeral Home, Inc.

OKLAHOMA
Alderwoods (Oklahoma), Inc.

OREGON
Alderwoods (Oregon), Inc.
The Portland Memorial, Inc.
Universal Memorial Centers I, Inc.
Universal Memorial Centers II, Inc.
Universal Memorial Centers III, Inc.

PENNSYLVANIA
Alderwoods (Pennsylvania), Inc.
Bright Undertaking Company
H. Samson, Inc.
Knee Funeral Home of Wilkinsburg, Inc.
Nineteen Thirty-Five Holdings, Inc.
Oak Woods Management Company

RHODE ISLAND
Alderwoods (Rhode Island), Inc.

SOUTH CAROLINA
Alderwoods (South Carolina), Inc.
Graceland Cemetery Development Co.

TENNESSEE
Alderwoods (Tennessee), Inc.
Eagle Financial Associates, Inc.

TEXAS
Alderwoods (Texas) Cemetery, Inc.
CHMP Holdings, Inc.
Del Rio Memorial Park, Inc.
DHFH Holdings, Inc.
DHNC Holdings, Inc.
Directors Cemetery (Texas), Inc.
DSP General Partner, Inc.
Earthman Cemetery Holdings, Inc.
Earthman Holdings, Inc.
EDSB Holdings, Inc.
HFCC Holdings, Inc.
HFJC Holdings, Inc.
HFSC Holdings, Inc.
Panola County Restland Memorial Park, Inc.
Pioneer Funeral Plans, Inc.
Travis Land Company
Tyler Memorial Funeral Home and Chapel, Inc.
Waco Memorial Park, Inc.

VIRGINIA
Alderwoods (Virginia), Inc.

WASHINGTON
Alderwoods (Washington), Inc.
Evergreen Funeral Home and Cemetery, Inc.
Green Service Corporation
S&H Properties and Enterprises, Inc.
Vancouver Funeral Chapel, Inc.

WEST VIRGINIA
Alderwoods (West Virginia), Inc.

WISCONSIN
Alderwoods (Wisconsin), Inc.
Northern Land Company, Inc.

EXHIBIT A

EXHIBIT C-1

FORM OF TERM B1 NOTE

$	, 2004

        FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to                                        or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term B1 Loan set forth above from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 17, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

        The Borrower promises to pay interest on the unpaid principal amount of the Term B1 Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Term B1 Note is one of the Term B1 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term B1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term B1 Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B1 Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

        The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term B1 Note.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ALDERWOODS GROUP, INC.
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

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AMENDMENT NO. 2 TO THE CREDIT AGREEMENT
CONSENT
EXHIBIT A